UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

March 3, 2005

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED)

NEWS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-32352	26-0075658
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

1211 Avenue of the Americas, New York, New York 10036

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(212) 852-7000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

NOT APPLICABLE

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER	EVENTS.

News Corporation (“News Corporation”) announced on March 3, 2005, that it is increasing the exchange ratio in its previously announced exchange offer for all of the outstanding shares of Fox Entertainment Group, Inc.’s (“Fox”) Class A common stock that News Corporation does not already own. Pursuant to the terms of the increased exchange offer, holders of Fox Class A common stock will receive 2.04 shares of News Corporation Class A common stock in exchange for each outstanding share of Fox Class A common stock validly tendered and not withdrawn in the exchange offer. Except for the increase in the exchange ratio, the other terms and conditions of the exchange offer remain unchanged.

News Corporation also announced on March 3, 2005, that it has been informed by the special committee of the Fox board of directors, comprised solely of independent directors, formed to consider the exchange offer that the committee intends to recommend that Fox stockholders accept the increased exchange offer and tender their shares.

News Corporation also announced on March 3, 2005, the settlement in principle of a purported consolidated class action lawsuit filed in the Delaware Court of Chancery and purported class action lawsuits filed in the Supreme Court of the State of New York County of New York and the U.S. District Court for the Southern District of New York, in each case, brought on behalf of stockholders of Fox other than News Corporation challenging the exchange offer.

News Corporation also announced on March 3, 2005, that it has extended the exchange offer, previously scheduled to expire at midnight on March 4, 2005, until midnight, New York City time, on March 18, 2005.

A copy of the press release announcing the exchange ratio increase is attached hereto as exhibit 99.1.

ITEM 9.01 FINANCIAL	STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit Number	Description
99.1	Press release of News Corporation dated March 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWS CORPORATION (REGISTRANT)

By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel

Dated: March 3, 2005

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of News Corporation dated March 3, 2005